                             STOCKHOLDERS AGREEMENT


                  STOCKHOLDERS AGREEMENT (the "Agreement") entered into and effective as of April 30, 1997 among Highlands Insurance Group, Inc., a Delaware corporation (the "Corporation"), Insurance Partners, L.P., a Delaware limited partnership ("IP"), Insurance Partners Offshore (Bermuda) L.P., a Bermuda limited partnership ("IP Bermuda"; IP and IP Bermuda, collectively, the "IP Parties"), The Scandinavia Company, Inc. ("Scandinavia"), Erik M. Vik ("EMV") and Manoeuvre Ltd. ("Manoeuvre", and collectively with Scandinavia and EMV, the "VBI Stockholders") the IP Parties, the VBI Stockholders and each other Person (as defined below), other than the Corporation, that may become a party hereto as contemplated hereby being hereinafter referred to individually as a "Party" and collectively as the "Parties");

                              W I T N E S S E T H:

                  WHEREAS, Vik Brothers Insurance, Inc., an Indiana corporation ("VBI"), the Corporation and Highlands Acquisition Corp., a subsidiary of the Corporation ("HAC"), have entered into an Amended and Restated Agreement and Plan of Merger (as so amended and restated and as supplemented, extended or otherwise modified from time to time, the "Merger Agreement"), dated as of February 13, 1997, pursuant to which HAC and VBI are merging (the "Merger") as of the date hereof with VBI being the surviving corporation of the Merger;

                  WHEREAS, as a result of the consummation of the Merger, the VBI Stockholders are receiving shares of Common Stock, par value $.01 per share (as applicable, the "Common Stock" or the "Merger Shares"), of the Corporation;

                  WHEREAS, the IP Parties own certain Debentures and Warrants issued by the Corporation which are, upon the satisfaction of certain conditions, convertible into or exercisable for shares of Common Stock; and

                  WHEREAS, in connection with and as a condition to the consummation of the Merger, the parties hereto have entered into this Agreement in order to define certain rights, duties and obligations of such parties.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1


                               GENERAL PROVISIONS:
                         REPRESENTATIONS AND WARRANTIES

         1.1 Certain Terms. In addition to the terms defined elsewhere herein, when used herein the following terms shall have the meanings indicated:

                  "Accredited Investor" shall have the meaning set forth for such term in Regulation D.

                  An "Affiliate" of a Person means in all cases, any Person controlling, controlled by, or under common control with such Person.

                  With respect to any Stock, "beneficial" ownership or "beneficially" owned shall have the same meaning as in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                  "Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

                  "Common Stock Equivalents" means (without duplication with any other Common Stock or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

                  "Fully-Diluted Common Stock" means, at any time, the then outstanding Common Stock of the Corporation plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of some future event, upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents.

                  "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

                  "Regulation D" means Regulation D as promulgated under the Securities Act.

                  "SEC" means the Securities and Exchange Commission or any successor governmental agency.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subsidiary" means (i) any corporation or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Corporation or any direct or indirect Subsidiary of the Corporation or (ii) a partnership in which the Corporation or any direct or indirect Subsidiary is a general partner.

         1.2 Representations and Warranties.

                  (a) Each of the Parties (as to such Party only) represents and warrants to the Corporation and the other Parties that:

                           (i) such Party has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery, and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action;

                           (ii) this Agreement has been duly and validly executed and delivered by such Party and constitutes the binding obligation of such Party enforceable against such Party in accordance with its terms; and

                           (iii) the execution, delivery, and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law, statute, rule, or regulation to which it is subject,
         (B) violate any order, judgment, or decree applicable to it, or (C) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, as applicable, or any agreement or other instrument to which such Party is a party or by which such Party is bound, other than any such violation, conflict or breach the occurrence of which would not have a material adverse effect on the ability of such Party to perform this Agreement.

                  (b) The Corporation hereby represents and warrants to each Party that:

                           (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, it has full corporate power and authority under its certificate of incorporation to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action;

                           (ii) this Agreement has been duly and validly executed and delivered by the Corporation and constitutes the binding obligation thereof enforceable against the Corporation in accordance with its terms; and

                           (iii) the execution, delivery, and performance by the Corporation of this Agreement and the consummation by the Corporation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law, statute, rule, or regulation to which the Corporation is subject, (B) violate any order, judgment, or decree applicable to the Corporation, or (C) conflict with, or result in a breach or default under, any term or condition of its Certificate of Incorporation or by-laws or any agreement or other instrument to which the Corporation is a party or by which it is bound, other than any such violation, conflict or breach the occurrence of which would not have a material adverse effect on the ability of the Corporation to perform this Agreement.

                                    ARTICLE 2

                             VOTING OF COMMON STOCK

         2.1 Voting of Capital Stock. Each of the VBI Stockholders agrees that so long as the IP Parties beneficially own (without regard to any contractual or legal prohibition on the ability of the IP Parties to exercise the warrants or cause the conversion of convertible debt currently owned by them), at least 75% of the total number of shares of Fully-Diluted Common Stock beneficially owned by them as of the date hereof (the "IP Ownership Condition"), he or it will vote (or cause to be voted) his or its shares of Common Stock as directed by IP as long as such direction is to vote (i) in favor of (A) any nominees for director nominated by the incumbent Board of Directors (including, without limitation, any of such nominees for director designated by either of the IP Parties) and
(B) any other proposal recommended by the Board of Directors for approval by the Corporation's stockholders and (ii) against any proposal which the Board of Directors has recommended be rejected by the Corporation's stockholders. Upon request of the IP Parties, as long as the VBI Stockholders are required to vote their shares of Common Stock as recommended by the Board of Directors, each of them separately agrees to execute appropriate proxies or powers of attorney to permit IP to vote and/or execute written consents with respect to his or its shares of Common Stock as contemplated by this Section 2.1.


                                    ARTICLE 3

                        TRANSFER AND PLEDGE OF SECURITIES

         3.1 Right of Participation.

                  (a) If either or both of the IP Parties proposes to sell shares of Common Stock for value, but excluding (i) a sale which is pursuant to a public offering registered under the Securities Act, (ii) a sale made in accordance with Rule 144 under the Securities Act (or any similar successor provision), (iii) a sale to an Affiliate of IP and (iv) any sale in which all of the Parties agree and are permitted to participate, then such IP Party shall offer (the "Participation Offer") to include in the proposed sale a number of shares of Common Stock designated by any of the other Parties, not to exceed, in respect of any such other Party, the number of shares equal to the product of
(A) the aggregate number of shares of Common Stock to be sold by such IP Party to the proposed transferee and (B) a fraction the numerator of which is equal to the number of shares of Merger Shares held by such other Party and the denominator of which is equal to the number of shares of Common Stock held by all the Parties (excluding shares of Common Stock held by persons to whom a Participation Offer is made which are not Merger Shares); provided that if the consideration to be received by such IP Party includes any securities subject to
Section 5 of the Securities Act, only Parties who are Accredited Investors shall be entitled to include their shares of Common Stock in such sale. The IP Party making the Participation Offer (the "Offering IP Party") shall give written notice to each other Party of the Participation Offer (the "Tag-Along Notice") at least 15 days prior to the proposed sale. The Tag-Along Notice shall specify the proposed transferee, the number of shares of Common Stock to be sold to such transferee, the amount and type of consideration to be received therefor, and the place and date on which the sale is to be consummated. Each other Party who wishes to include shares of Common Stock in the proposed sale in accordance with the terms of this Section 3.1(a) shall so notify the Offering IP Party not more than 10 days after the date of the Tag-Along Notice. The Participation Offer shall be conditioned upon consummation of the sale of shares of Common Stock pursuant to the transactions contemplated in the Tag-Along Notice with the transferee named therein. If any Party shall have accepted the Participation Offer, the Offering IP Party shall reduce to the extent necessary the amount of securities it otherwise would have sold in the proposed sale so as to permit the other Parties who have accepted the Participation Offer to sell the number of shares that they are entitled to sell under this Section 3.1(a), and the Offering IP Party and such other Parties shall sell the number of shares specified in the Participation Offer to the proposed transferee in accordance with the terms of such sale set forth in the Tag-Along Notice.

         3.2 Transfers Subject to Compliance with Securities Act. No shares of Common Stock may be transferred by a Party (other than pursuant to an effective registration statement under the Securities Act) unless such Party first delivers to the Corporation an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Corporation, to the effect that such transfer is not required to be registered under the Securities Act.


         3.3 Certain Transfers. In the event of any transfer of Common Stock by any VBI Stockholder to any Person other than an Affiliate of such VBI Stockholder, the Person receiving such shares of Common Stock shall do so free and clear of the restrictions imposed, and without benefit of the rights provided, by this Agreement. A VBI Stockholder may only transfer Common Stock to an Affiliate if such Affiliate shall agree in a writing, satisfactory to the Corporation, to be bound by the terms of this Agreement.

                                    ARTICLE 4

                              REGISTRATION OF STOCK

         4.1 Registration Rights. Pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of the date hereof, between the Corporation, the VBI Parties and Alexander M. Vik, the Corporation has granted the VBI Parties certain registration rights with respect to the Common Stock held by them.


                                    ARTICLE 5

                                   TERMINATION

         5.1 Termination. This Agreement shall terminate upon the earliest of
(i) the tenth anniversary of the date hereof, (ii) the IP Ownership Condition ceases to be satisfied and (iii) the dissolution, liquidation, or winding-up of the Corporation. A Person who ceases to hold any Common Stock or Common Stock Equivalents and who ceases to beneficially own any Common Stock or Common Stock Equivalents shall cease to be a Party and shall have no further rights under this Agreement, but shall remain subject to Article 6 hereof.

                                    ARTICLE 6

                                  MISCELLANEOUS

         6.1 Amendment. Any provision of this Agreement may be altered, supplemented, amended, or waived only by the written consent of each of (i) the Corporation and (ii) all of the Parties.

         6.2 Specific Performance. The Parties and the Corporation recognize that the obligations imposed on them in this Agreement are special, unique, and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the Parties and the Corporation may have specific performance and injunctive relief (in addition to damages) as a remedy for the enforcement hereof, without proving damages.

         6.3 Successors and Assignees. Except as otherwise expressly provided herein and subject to Section 3.1(a), the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties and the Corporation; provided that the benefits of
Section 2.1 shall not inure to the successors and assigns of the IP Parties. No such assignment shall relieve the assignor from any liability hereunder. Any purported assignment made in violation of this Section 6.3 shall be void and of no force and effect.

         6.4 Legends. (a) Each certificate for shares of Common Stock acquired by any of the VBI Stockholders pursuant to the Merger shall include a legend in substantially the following form:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

                  (b) A restriction on transfer of shares of Common Stock set forth in the first sentence of such legend (a

"Restriction") shall cease and terminate as to any particular shares of Common Stock if the Corporation shall have received either a written opinion of counsel selected by any of the VBI Stockholders which opinion and counsel shall be reasonably satisfactory to the Corporation (which opinion shall be delivered to the Corporation in writing and, provided, that Stroock & Stroock & Lavan LLP and Schnader, Harrison, Segal & Lewis shall be deemed counsel satisfactory to the Company), or a "no-action" letter from the SEC to the effect that (i) any transfer by such Party of such shares will not violate the Securities Act or
(ii) the record owner of such shares is eligible to sell such shares pursuant to paragraph (k) of Rule 144 under the Securities Act. Whenever such Restriction shall cease and terminate as to any shares of Common Stock, the holder thereof shall be entitled to receive from the Corporation, without expense to such holder, new certificate(s) not bearing a legend stating such Restriction.

         6.5 Notices. Any and all notices, designations, consents, offers, acceptances, or other communications provided for herein (each a "Notice") shall be given in writing by overnight courier, telegram, or telecopy (with receipt confirmed) which shall be addressed, or sent, to the respective addresses as follows (or such other address as the Corporation or any Party may specify to the Corporation and all other Parties by Notice):

The Corporation:

                                    Highlands Insurance Group, Inc.
                                    10370 Richmond
                                    Houston, TX 77042-4123
                                    Attn: President
                                    Telecopy Number: (713) 952-0240

                  Copy to:          Steven D. Rubin, Esq.
                                    Weil, Gotshal & Manges LLP
                                    700 Louisiana, Suite 1600
                                    Houston, TX 77002
                                    Telecopy Number: (713) 224-9511

The IP Parties:

                                    Insurance Partners, L.P.
                                    One Chase Manhattan Plaza, 44th Floor
                                    New York, NY 10005
                                    Attn: Mr. Robert A. Spass
                                             Managing Partner
                                    Telecopy Number: (212) 898-8720

                                    Insurance Partners Offshore
                                    (Bermuda), L.P.
                                    Cedar House
                                    41 Cedar Avenue
                                    P.O. Box HM 1179
                                    Hamilton, HM EX, Bermuda
                                    Attn: Mr. Robert A. Spass
                                             Managing Partner

                  Copy to:          Thomas A. Roberts, Esq.
                                    Weil, Gotshal & Manges LLP
                                    100 Crescent Court, Suite 1300
                                    Dallas, TX 75201-6950
                                    Telecopy Number: (214) 746-7777

                  Vik:              Mr. Alexander M. Vik
                                    10 Ashton Drive
                                    Greenwich, CT 06831
                                    Telecopy Number: (203) 622-1610

                  Copy to:          Hillel M. Bennett, Esq.
                                    Stroock & Stroock & Lavan LLP
                                    180 Maiden Lane
                                    New York, NY  10038
                                    Telecopy Number:  (212) 806-6006

All Notices shall be deemed effective and received (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and receipt thereof is confirmed; (b) if given by overnight courier, on the business day immediately following the day on which such Notice is delivered to a reputable overnight courier service; or (c) if given by telegram, when such Notice is delivered at the address specified above. No Party shall be entitled to receive a Notice hereunder (or a copy of a Notice delivered to the Corporation) if, at the time such Notice is to be sent, such Party (including its Affiliates and the employees of such Party and its Affiliates) no longer owns any shares of Common Stock.

         6.6 Confidentiality. The Parties shall, and shall cause their respective officers, directors, employees, and agents and the subsidiaries and Affiliates of the Parties and their respective officers, directors, employees, and agents to, hold confidential and not use in any manner detrimental to the

Corporation or any of its Subsidiaries all information ("Confidential Information") they may have or obtain concerning the Corporation or any of its Subsidiaries and their respective assets, business, operations, or prospects; provided, however, that the foregoing shall not apply to and the term "Confidential Information" shall not include (a) information that is or becomes generally available to the public other than as a result of a disclosure (i) in violation of this Agreement by a Party or any of its employees, agents, accountants, legal counsel, or other representatives or (ii) in breach of a Party's fiduciary obligations, (b) information that is or becomes available to a Party or any of its employees, agents, accountants, legal counsel, or other representatives on a nonconfidential basis prior to its disclosure by the Corporation or its employees, agents, accountants, legal counsel, or other representatives and (c) information that is required to be disclosed by a Party or any of its employees, agents, accountants, legal counsel, or other representatives as a result of any applicable law, rule, or regulation of any governmental authority or stock exchange. If any Party desires to sell shares of Common Stock and in connection with such potential sale desires to disclose information regarding the Corporation to the potential purchaser in such sale which it is not permitted to disclose pursuant to the preceding sentence, such Party shall notify the Corporation of such Party's desire to disclose such information and shall identify the potential purchaser in such notification. The Corporation may require any such potential purchaser of Common Stock to enter into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions; provided, that notwithstanding the execution of such a confidentiality agreement by any such potential purchaser, the Corporation, by notice to the Party proposing such sale, may prohibit the disclosure of any Confidential Information to such potential purchaser if such potential purchaser is a direct and material competitor of the Corporation.

         6.7 Counterparts. This Agreement may be executed in two or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

         6.8 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions hereof.

         6.9 No Punitive Damages; Waiver of Jury Trial; Prevailing Party's Fees and Expenses. The Corporation and the Parties each hereby agree to waive any and all rights to request or receive punitive damages in connection with any action or proceeding related to the subject matter of this Agreement. The Corporation and the Parties each hereby waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement. The substantially prevailing party in any action or proceeding relating to this Agreement shall be entitled to receive an award of, and to recover from any non-prevailing party, any fees or expenses incurred by him or it (including, without limitation, fees and disbursements of such prevailing party's counsel) in connection with any such action or proceeding.

         6.10 Choice of Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such state. The Corporation and the Parties (i) agree to submit to personal jurisdiction and to waive any objection as to venue in the State or federal courts located in the County of New Castle, State of Delaware,
(ii) agree that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained and (iii) agree that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any party hereto at such other addresses as it or he may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this
Section 6.10 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

         6.11 Entire Agreement. This Agreement, together with the Registration Rights Agreement, contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings with respect thereto.

         6.12 Cumulative Rights. The rights of the Parties and the Corporation under this Agreement are cumulative and in addition to all similar and other rights of the parties under other agreements.

         6.13 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         6.14 No Conversion of Common Stock Equivalents. Nothing set forth in this Agreement shall be deemed to require any of the Parties to cause any Common Stock Equivalents to be converted into Common Stock (by way of conversion, exchange or exercise of the Common Stock Equivalent) except insofar as such conversion, exchange, exercise or other action is necessary to consummate any transaction contemplated by Article 3 hereof.

                                    ARTICLE 7

                                     WAIVER

         Each of the IP Parties, as holder of those certain 10% Convertible Subordinated Debentures Due December 31, 2005 (the "Debentures"), issued by the Corporation, does hereby consent to the consummation of the Merger, and does further hereby waive compliance by the Corporation of any covenant, agreement or condition of the Corporation set forth in the Debentures (including, without limitation, to the extent applicable, the covenants and agreements specified in
Section 5(n)(i) and Section 11 of the Debentures) in connection with the consummation of the Merger.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                         HIGHLANDS INSURANCE GROUP, INC.


                         By: /s/ Charles J. Bachand
                                 --------------------------
                             Name:   Charles J. Bachand
                             Title:  Vice President & Treasurer


                         INSURANCE PARTNERS, L.P.


                         By: Insurance GenPar MGP, L.P.,
                             its general partner

                             By: Insurance GenPar MGP, Inc.
                                 its general partner

                                 By: /s/ Robert Spass
                                     --------------------
                                 Name:   Robert Spass
                                 Title:  President


                          INSURANCE PARTNERS (OFFSHORE)
                          BERMUDA, L.P.

                          By: Insurance GenPar (Bermuda),
                              L.P., its general partner

                            By: Insurance GenPar (Bermuda)
                                Inc., its general partner


                                By: /s/ Robert Spass
                                    --------------------
                                    Name:  Robert Spass
                                    Title: President


                           THE SCANDINAVIA COMPANY, INC.


                           By: /s/ Alexander Vik
                               ------------------------
                               Name:  Alexander Vik
                               Title: Chairman

                           MANOEUVRE LTD


                           By: /s/ unreadable
                           ------------------
                               Name:
                               Title:

                                /s/ Erik M. Vik
                                ---------------
                                    ERIK M. VIK